AEI Fund Management XXI, Inc.
1300 Minnesota World Trade Center
30 East Seventh Street
St. Paul, Minnesota 55101

Gentlemen:

      We  have  acted  as  your counsel in  connection  with  the proposed public offering of up to 24,000 limited liability company units in AEI Income & Growth Fund 23 LLC (the "Company"). In such capacity we have examined the Registration Statement on Form SB-2 being filed with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), the Preliminary Prospectus included in the Registration Statement (the "Prospectus"), the Operating Agreement included in the Registration Statement as Exhibit A, and such other additional instruments and documents as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures and the capacity of each party executing a document to so execute such document.

      Our opinion is based upon the facts described in the Registration Statement and upon facts as they have been represented to us by you or have been determined by us as of this date. Any alteration of such facts may adversely affect our opinion.

      Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service (the "Service") contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change prospectively and retroactively. An opinion of counsel is predicated upon all of the facts and conditions set forth in the opinion and is based upon counsel's analysis of the statutes, regulatory interpretations and case law in effect as of the date of the opinion. It is not a guaranty of the current status of the law and should not be accepted as a guaranty that a court of law or an administrative agency will concur in the opinion.

1.  Partnership Status

     Effective January 1, 1997, the Service substantially revised the Regulations under Code Section 7701. Under Section 301.7701-2(b) of the current Regulations, certain specified categories of business entities are classified as corporations for federal income tax purposes, as are "associations" under Regulation
Section 301.7701-3. Under Regulation Section 301.7701-2(c), a partnership means any other type of business entity which has at least two members.

      Under current Regulation Section 301.7701-3, a business entity which is not classified as a corporation because it belongs to one of the specified categories of entities (which do not include a limited liability company, such as AEI Fund 23) (an "eligible entity") having two or more members can elect to be classified as an association (and thus taxable as a corporation) instead of a partnership. Such an entity would then be treated as a corporation for federal income tax purposes. If an election is not made as provided in the Regulations, an eligible entity with two or more members will automatically be classified as a partnership.

      Therefore, assuming AEI Fund 23 will not elect to be classified as an association under the current Regulations, it is our opinion that AEI Fund 23 will be classified as a partnership for federal income tax purposes.


2.  Publicly Traded Partnership

       The Code defines an entity as a "publicly traded partnership" if (i) interests in the entity are traded on an established securities market, or (ii) interests in such entity are readily tradeable on a secondary market (or the substantial equivalent thereof). Treasury Regulations issued in November 1995 under Section 7704 of the Code provide that an established securities market includes an national exchange registered under the Securities Exchange Act of 1934, or exempted therefrom because of limited volume, any regional or local exchange or any inter-dealer quotation system that regularly disseminates firm buy or sell quotations. The Regulations provide that a "secondary market" or its "substantial equivalent" exists if interests in the entity are regularly quoted by any person making a market in the interests, any person regularly makes available bid or offer quotes and stands ready to effect buy or sell transactions at the quoted prices, the holder of a partnership interest has a readily available regular and ongoing opportunity to sell or exchange the interest through a public means of obtaining or providing information of offers to by, sell or exchange the partnership interest, or there is any other opportunity to buy, sell or exchange interests in the partnership in a manner that is comparable to the foregoing.

      The Treasury Regulations provide for several "safe harbors" from the definition of a "publicly traded limited partnership." Interests in an entity will not be considered readily tradeable on a secondary market or its substantial equivalent if the interests traded during the tax year represent two percent or less of the entity's capital or profits if transfers executed through a matching service or pursuant to certain redemption and repurchase agreements are excluded from the calculation. Generally, transfers of interests by gift, at death, between family members, as a distribution from a retirement plan, as a large block, and at original issue, regardless of volume, will be disregarded for purposes of the safe harbor test above.

      The Manager will not list the Units for trading on an exchange, in the over-the-counter market, or in any inter-dealer quotation system. Although it is likely that some transfers of Units will occur, such transfers will be on an individual basis and will not be negotiated in a time frame comparable to that which would be available on a secondary market. The Operating Agreement provides that the Managers may refuse to recognize any transfer or refuse to repurchase any Units if such transfer or repurchase, together with all other transfers or repurchases of Units in the same calendar year other than the exempt transfers noted above, would exceed five percent of the Units outstanding at the beginning of such calendar year. The Operating Agreement also provides that, if the Managers permit a non-exempt transfer in excess of the test described above, such transfer, together with all other transfers for such calendar year, but excluding transfers made through the repurchase provisions or Qualified Matching Services, cannot exceed two percent (2%) of the Units outstanding.

      Based upon existing interpretations of the Service and the foregoing provisions of the Operating Agreement, and provided that any transfers are made in accordance with such interpretations and provisions, it is our opinion that it is more likely than not that AEI Fund 23 will not be considered a publicly traded partnership as contemplated by the Code.

3. Allocations

      Regulations under Section 704(b) impose three requirements for an allocation to be deemed to have economic effect: (1) capital accounts must be maintained in accordance with the rules established in the final Regulations; (2) upon liquidation, liquidating distributions are required in all cases to be made in accordance with positive capital account balances; and (3) if a partner has a deficit balance in his or her capital account at the time of liquidation of the partner's interest in the entity, he or she must be unconditionally obligated to restore such negative balance to the partnership. The Regulations further provide an alternate test for economic effect. If requirements
(1) and (2) above are met and the entity contains a "qualified income offset," an allocation that does not cause or increase a deficit balance in a partner's capital account will be deemed to have economic effect.

      The Operating Agreement complies with requirements (1)  and
(2) above, and contains a "qualified income offset" provision. Therefore, assuming that throughout the term of AEI Fund 23, all the Investors and Managers have positive balances in their capital accounts (determined after adjusting such accounts for reasonably expected adjustments of the nature described in
Treasury Regulation 1.704-1(b)(2)(ii)(d)(4), (5) and (6) and for the share of minimum gain under Treasury Regulation 1.704-2(g)(1) of each such Investor and Manager), the allocations made under the Operating Agreement should be deemed to have economic effect under Section 704(b) and the Treasury Regulations. The Manager anticipates that the Investors will maintain such a positive balance (after adjustment as set forth above) in their capital accounts throughout the term of AEI Fund 23. In the event the Investors were to have negative balances in their capital accounts (after adjustment as set forth above), the Operating Agreement provides that losses will not be allocated to the Investors.

      Under the Treasury Regulations, the economic effect of an allocation must also be "substantial" in order to be recognized for tax purposes. An allocation is generally treated as being "substantial" if there is a reasonable possibility that the allocation will affect substantially the dollar amounts the participants will receive from the entity, independent of tax consequences. However, the economic effect of an allocation is not substantial if (1) the after-tax economic consequences of at least one participant may be enhanced by the existence of the allocation, and (2) there is a strong likelihood that the after-tax economic consequences of no participant will be substantially diminished by the existence of the allocation. For purposes of this determination, tax attributes of the participants that are unrelated to the entity must be taken into account.

      It appears that the allocations provided for in the Operating Agreement will affect substantially the dollar amounts the Investors and Managers will receive from AEI Fund 23, and
therefore  satisfy  the  "substantiality"  requirement   of   the
Treasury Regulations. Although we are unable to make a determination as to the after-tax economic consequences to the Investors and Managers of the allocations given the inherently factual nature of this inquiry, we have no reason to believe that these consequences will result in failure to satisfy the "substantiality" requirement. Accordingly, it appears that the allocations provided for in the Operating Agreement will be found to be substantial under the Treasury Regulations.

      It is expected that the debt that AEI Fund 23 may incur in connection with the acquisition of its properties will be considered nonrecourse financing under applicable Treasury Regulations. Deductions with respect to nonrecourse financing (for example, depreciation on a building financed with nonrecourse debt) are referred to in the Regulations as "nonrecourse deductions." To establish substantial economic effect with respect to nonrecourse deductions, such deductions must be allocated in accordance with the participants interests as determined by Regulations Section 1.704-2(e), which requires among other things that the partnership agreement contain a provision known as a "minimum gain chargeback." "Minimum gain" is defined as the amount of gain, if any, that would be realized by a partnership if it disposed of the property subject to the liability for no consideration other than the satisfaction of the liability. Thus, a minimum gain occurs each year the outstanding nonrecourse indebtedness at the end of the year exceeds the adjusted tax basis of the property at the end of the year. A "minimum gain chargeback" provision requires that, if there is a net decrease in partnership minimum gain for any taxable year, for that year each partner must be allocated items of partnership gain and income equal to that partner's share of the net decrease in partnership minimum gain, computed according to the manner prescribed in the Regulations. The Operating Agreement for AEI Fund 23 contains a "minimum gain chargeback" and appears to otherwise comply with the requirements of Regulations Section 1.704-2(e).

      It is our opinion, therefore, as of the date of this opinion, that, assuming that all the Investors and Managers have positive balances in their respective capital accounts (determined after adjusting such capital accounts as noted above) throughout the term of AEI Fund 23 and that the after-tax economic consequences of the allocations made pursuant to the Operating Agreement do not violate the "substantiality" requirement imposed by the Regulations, it is more likely than not that the allocations to an Investor, if properly made in accordance with the Operating Agreement, will have substantial economic effect within the meaning of Section 704(b) of the Code. We are unable to render an opinion on the allocation of losses or deductions where the Investors have negative balances in their respective capital accounts (adjusted as noted above) given the absence of an unlimited deficit restoration obligation by any of the Investors. It is assumed for purposes of this opinion that the allocations in the Operating Agreement do not, by design or in practice, provide for allocations to Investors based on their individual tax situation or status. Because the interpretation of certain aspects of the Regulations under Section 704(b) is still uncertain, no assurance can be given that the allocations contained in the Operating Agreement will not be challenged by the Service.

5.  Passive Activity Income.

      Under Section 469 of the Code, losses from a "passive activity" are deductible only to the extent of the income from such activity and other passive activities. Passive activity losses that are not deductible because of inadequate passive activity income are carried forward and become deductible against future passive activity income or upon complete liquidation of the taxpayer's interest in the activity. Credits from passive activities are, in general, limited to the tax attributable to income from passive activities. Passive activities include trade or business activities in which the taxpayer does not materially participate and presumptively include holders of a limited liability company interest such as Units in AEI Fund 23. Accordingly, to the extent losses or deductions from passive activities of AEI Fund 23, when combined with deductions from all other passive activities of such Investor, exceed the Investor's income from passive activities, the excess losses or deductions will be suspended and carried forward to future years until applied.

       Gross income from interest, dividends, annuities or royalties not derived in the ordinary course of a trade or business, expenses allocable to such gross income, and gain or loss attributable to the disposition of property producing such gross income or property (other than an interest in a passive activity) held for investment, are not taken into account in computing income or loss from passive activity but, instead, are considered "portfolio income items." If a limited liability company holds assets producing portfolio income items in addition to the assets used in its trade or business, the gross income (and gain or loss) from and expenses allocable to such portfolio assets are considered to arise from an activity which is separate from any passive activity engaged in by the limited liability company. Also, that portion of any gain from the sale of an interest in such a limited liability company will be considered a portfolio income item to the extent the underlying assets determined on an applicable date generate portfolio income items. Income, gain or loss attributable to an investment of working capital is treated as a portfolio income item.

      The Manager intends to conduct AEI Fund 23's affairs in a manner so that an Investor's distributive share of Fund income derived from AEI Fund 23's real estate rental activities will constitute passive activity income which may be utilized by such Investor as an offset against passive activity losses. In the opinion of counsel for AEI Fund 23, and subject to Treasury Regulations which may be adopted in the future, it is more likely than not that the real estate rental activities of AEI Fund 23, from which AEI Fund 23 does not derive the equivalent of a guaranteed return or portfolio income or other item not allocable thereto, will constitute passive activities with respect to an Investor, and therefore that an Investor's distributive share of Fund income or loss (computed without taking into account portfolio income items and other non-passive activity items, if any) will constitute income or loss from passive activities. Interest income earned on the proceeds of the offering of Units prior to the investment of such proceeds in real property and income (or loss) attributable to working capital investments will be treated as portfolio income items, and losses from passive activities will not offset an Investor's share of income derived from such portfolio income items.

      This opinion of counsel is based solely upon the facts set forth herein and in the Prospectus. To the extent that any facts contained in the Prospectus or in this opinion prove not to be true it is possible that the conclusion in this opinion might be changed.

      We  consent to the filing of this opinion as an exhibit  to the  Registration  Statement and to the reference  to  this  firm
under  the  captions  "Legal  Opinions"  and  "Experts"  in   the
Prospectus.

Dated: January 18, 1999

                                   Very truly yours,

                               /s/ Dorsey & Whitney LLP

                                   DORSEY & WHITNEY LLP